Exhibit 99.1

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	June 30, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$334.5	$226.2
Cash in escrow and restricted cash	163.0	92.9
Vacation Interests notes receivable, net	596.8	609.5
Due from related parties, net	18.9	42.1
Other receivables, net	42.1	27.5
Income tax receivable	3.7	3.0
Deferred tax asset	1.4	1.4
Prepaid expenses and other assets	368.1	202.8
Unsold Vacation Interests	625.5	650.3
Property and equipment, net	350.9	360.2
Goodwill	881.6	881.6
Other intangible assets, net	971.2	1,013.1

Total assets	$4,357.7	$4,110.6

Liabilities and Stockholders’ Equity:
Accounts payable	$28.4	$18.0
Due to related parties, net	176.7	15.0
Accrued liabilities	269.0	233.6
Income taxes payable	0.4	1.5
Deferred income taxes, net	384.2	384.8
Deferred revenues	184.8	146.4
Corporate indebtedness, net	1,920.0	1,906.4
Securitization notes and Funding Facilities, net	670.8	642.2

Total liabilities	3,634.3	3,347.9

Commitments and Contingencies (Note 15)
Stockholders’ equity:
Common stock: par value $0.01 per share; 175.0 authorized; 106.7 and 106.0 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1.1	1.1
Preferred stock: par value $0.01 per share; 10.0 shares authorized; 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	1,080.5	1,079.3
Accumulated loss	(362.0)	(320.5)
Accumulated other comprehensive income	3.8	2.8

Total stockholders’ equity	723.4	762.7

Total liabilities and stockholders’ equity	$4,357.7	$4,110.6

See Notes to Condensed Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(in millions, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2021	June 30, 2020
Revenues:
Vacation Interests sales, net of provision of $52.0, and $27.3, respectively	$143.2	$2.3
Management and member services revenue	102.4	88.7
Consumer financing interest	25.1	25.8
Other	14.7	9.7

Total revenues	285.4	126.5

Costs and Expenses:
Vacation Interests (recoveries) cost of sales	16.7	(17.1)
Advertising, sales and marketing	78.6	22.1
Vacation Interests carrying cost, net	3.7	36.2
Management and member services expense	48.1	35.9
Loan portfolio	7.6	6.3
General and administrative	44.3	33.7
Depreciation and amortization	28.4	29.7
Consumer financing interest expense	7.7	9.3
Gain on disposal of assets, net	—	(0.1)

Total operating costs and expenses	235.1	156.0

Interest income	(0.2)	(0.4)
Corporate indebtedness interest expense	40.4	42.7

Income (loss) before provision (benefit) for income taxes	10.1	(71.8)
Provision (benefit) for income taxes	6.6	(14.0)

Net income (loss)	3.5	(57.8)

Other comprehensive income (loss):
Currency translation adjustments, net of tax of $0	0.9	(0.1)

Total other comprehensive income (loss), net of tax	0.9	(0.1)

Comprehensive income (loss)	$4.4	$(57.9)

Net income (loss) per share:
Basic	$0.03	$(0.55)
Diluted	$0.03	$(0.55)
Weighted average common shares outstanding
Basic	106.7	106.0
Diluted	106.7	106.0

See Notes to Condensed Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(in millions, except per share data)

(Unaudited)

	Six Months Ended
	June 30, 2021	June 30, 2020
Revenues:
Vacation Interests sales, net of provision of $80.8, and $127.9, respectively	$242.1	$84.6
Management and member services revenue	202.7	197.3
Consumer financing interest	50.7	53.7
Other	31.4	30.8

Total revenues	526.9	366.4

Costs and Expenses:
Vacation Interests cost of sales	36.3	2.0
Advertising, sales and marketing	149.1	125.2
Vacation Interests carrying cost, net	29.9	55.6
Management and member services expense	93.2	91.8
Loan portfolio	14.5	15.0
General and administrative	91.0	74.8
Depreciation and amortization	58.2	59.1
Goodwill impairment	—	103.4
Impairments and other write-offs	—	14.1
Consumer financing interest expense	16.3	18.5
Gain on disposal of assets, net	—	(0.7)

Total operating costs and expenses	488.5	558.8

Interest income	(0.4)	(1.3)
Corporate indebtedness interest expense	80.7	93.8

Loss before benefit for income taxes	(41.9)	(284.9)
Benefit for income taxes	(0.4)	(41.0)

Net loss	(41.5)	(243.9)

Other comprehensive income (loss):
Currency translation adjustments, net of tax of $0	1.0	(3.4)

Total other comprehensive income (loss), net of tax	1.0	(3.4)

Comprehensive loss	$(40.5)	$(247.3)

Net loss per share:
Basic	$(0.39)	$(2.30)
Diluted	$(0.39)	$(2.30)
Weighted average common shares outstanding
Basic	106.5	106.0
Diluted	106.5	106.0

See Notes to Condensed Consolidated Financial Statements

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions)

(Unaudited)

	Common Stock Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	Accumulated Loss	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at January 1, 2021	106.0	$1.1	$1,079.3	$(320.5)	$2.8	$762.7
Net loss	—	—	—	(45.0)	—	(45.0)
Stock-based compensation	—	—	1.8	—	—	1.8
Issuance of common stock	0.7	—	(2.3)	—	—	(2.3)
Other comprehensive loss:
Currency translation adjustment, net of tax of $0	—	—	—	—	0.1	0.1

Balance at March 31, 2021	106.7	1.1	1,078.8	(365.5)	2.9	717.3
Net income	—	—	—	3.5	—	3.5
Stock-based compensation	—	—	1.7	—	—	1.7
Issuance of common stock	—	—		—	—	—
Other comprehensive loss:
Currency translation adjustment, net of tax of $0	—	—	—	—	0.9	0.9

Balance at June 30, 2021	106.7	$1.1	$1,080.5	$(362.0)	$3.8	$723.4

	Common Stock Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	Accumulated Loss	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at January 1, 2020	106.0	$1.1	$1,066.4	$(35.9)	$2.6	$1,034.2
Net loss	—	—	—	(186.1)	—	(186.1)
Stock-based compensation	—	—	0.6	—	—	0.6
Other comprehensive income:
Currency translation adjustment, net of tax of $0	—	—	—	—	(3.3)	(3.3)

Balance at March 31, 2020	106.0	1.1	1,067.0	(222.0)	(0.7)	845.4
Net loss	—	—	—	(57.8)	—	(57.8)
Stock-based compensation	—	—	1.1	—	—	1.1
Other comprehensive income:
Currency translation adjustment, net of tax of $0	—	—	—	—	(0.1)	(0.1)

Balance at June 30, 2020	106.0	$1.1	$1,068.1	$(279.8)	$(0.8)	$788.6

See Notes to Condensed Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Six Months Ended
	June 30, 2021	June 30, 2020
Operating activities:
Net loss	$(41.5)	$(243.9)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for uncollectible Vacation Interests sales revenue	80.8	127.9
Amortization of capitalized financing costs and original issue discounts	12.4	11.0
Amortization of capitalized loan origination costs and net portfolio premiums	11.1	14.4
Depreciation and amortization	58.2	59.1
Stock-based compensation	3.5	1.7
Non-cash lease expense	4.2	4.7
Unrealized (gain) loss on derivative instruments	(1.8)	10.0
Impairments and other write-offs	—	117.5
Gain on disposal of assets, net	—	(0.7)
Deferred income taxes, net	(0.6)	(42.0)
Other, net	(0.3)	2.2
Changes in operating assets and liabilities:
Vacation Interests notes receivable, net	(78.9)	18.9
Due from related parties, net	47.3	48.1
Other receivables, net	(14.2)	14.3
Prepaid expenses and other assets	(163.0)	(129.6)
Unsold Vacation Interests	25.3	(4.2)
Accounts payable	11.2	10.8
Due to related parties, net	160.8	95.0
Accrued liabilities	33.6	(48.7)
Income tax receivable, net	(1.7)	(0.2)
Deferred revenues	37.9	19.6

Net cash provided by operating activities	184.3	85.9

Investing activities:
Property and equipment capital expenditures	(8.1)	(19.0)
Proceeds from sale of assets	—	7.0

Net cash used in investing activities	(8.1)	(12.0)

Financing activities:
Proceeds from issuance of corporate indebtedness	—	92.0
Proceeds from issuance of securitization notes and Funding Facilities	319.1	157.1
Payments on corporate indebtedness	(23.5)	(120.2)
Payments on securitization notes and Funding Facilities	(288.4)	(153.5)
Payments on debt issuance costs	(5.7)	—

Net cash provided by (used in) financing activities	1.5	(24.6)

Net increase in cash, cash equivalents and restricted cash	177.7	49.3
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	0.7	(2.3)
Cash, cash equivalents and restricted cash, beginning of period	319.1	332.8

Cash, cash equivalents and restricted cash, end of period	$497.5	$379.8

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued

(In millions)

(Unaudited)

	Six Months Ended
	June 30, 2021	June 30, 2020
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$74.1	$75.7

Cash interest paid on securitization notes and Funding Facilities	$12.8	$15.9

Cash paid for taxes (cash received for tax refunds), net	$1.8	$1.1

See Notes to Condensed Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Business, Background and Basis of Presentation

Business and Background

Dakota Holdings, Inc., (“Dakota” or the “Company”) is a Delaware corporation that was incorporated on June 27, 2016 by certain investment funds affiliated with or managed by Apollo Global Management, Inc. and its subsidiaries (“Apollo”), including Apollo Investment Fund VIII, L.P., along with their parallel investment funds (the “Apollo Funds”) and certain co-investors (Reverence Capital Partners, L.P., or “Reverence”). Dakota and its subsidiaries were established to complete the acquisition of Diamond Resorts International, Inc. (“DRII”). DRII is a holding company, the principal asset of which is the direct and indirect ownership of equity interests in its subsidiaries, including Diamond Resorts Corporation, the wholly-owned operating subsidiary that has historically conducted the business described below.

Prior to the acquisition of DRII on September 2, 2016 (the “Apollo Merger”), Dakota had no operations or activity other than acquisition related costs. Subsequent to the Apollo Merger, Dakota became the holding company and derives all of its operating income and cash flows from DRII and its subsidiaries. Other than (i) the acquisition of the equity securities of DRII and the payment of transaction costs at the closing of the Apollo Merger and (ii) the issuance of Dakota Holdings common shares to certain employees and non-employee directors of the Company; there has been no significant activity related to DRII’s parent entities in the condensed consolidated financial statements. See “Schedule I — Condensed Financial Information of Parent Company” in the Company’s Annual Report for the year ended December 31, 2020 (the “2020 Annual Report”) for financial information of DRII’s parent entities.

The Company, through its subsidiaries, operates in the hospitality and vacation ownership industry, with a worldwide resort network of global vacation destinations located around the world, including the continental United States (“U.S.”), Hawaii, Canada, Mexico, the Caribbean, Central America, South America, Europe, Asia, Australia, New Zealand and Africa. The Company’s portfolio consists of resort properties (the “Portfolio Properties”) that the Company manages, are included in one of the Diamond Collections or are Diamond branded resorts in which we own inventory, as well as affiliated resorts and hotels, which the Company does not manage and which do not carry the Company’s brand, but are a part of the Company’s network and, through THE Club® and other Club offerings (the “Clubs”), are available for its members to use as vacation destinations.

The Company’s operations consist of two interrelated businesses: (i) vacation interests (“VOIs” or “Vacation Interests”) sales and financing, which includes marketing and sales of VOIs and consumer financing for purchasers of the Company’s VOIs; and (ii) hospitality and management services, which includes operations related to the management of the homeowners associations (the “VOAs”) for resort properties and single- and multi-resort trusts (collectively, the “Diamond Collections”), operations of the Clubs, operation of certain resort amenities and the provision of other hospitality and management services.

Hilton Grand Vacation Merger Agreement

On March 10, 2021, Hilton Grand Vacations Inc., a Delaware corporation (“HGV”), Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly-owned subsidiary of HGV (“Merger Sub” or “HGV Borrower”), Dakota and the indirect parent company of DRII, that is controlled by investment funds and vehicles managed by Apollo, and certain stockholders of Dakota entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with applicable law, Dakota will merge with the Merger Sub (the “HGV Merger”) with Merger Sub continuing as the surviving entity after the HGV Merger.

The board of directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement including the HGV Merger, are advisable, fair to and in the best interest of Dakota and its stockholders, and authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the HGV Merger.

Apollo and the other Dakota stockholders are expected to receive 34.7 million of HGV common shares, valued at approximately $1.6 billion, subject to customary adjustments. Upon closing of the HGV Merger (the “Closing”), existing HGV shareholders will own approximately 72% of the combined company and Apollo and the other Dakota stockholders will own approximately 28% of the combined company. In connection with the HGV Merger, HGV intends to repay Diamond’s Senior Facilities and First Lien Notes at the HGV Merger close.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Among other things, the Closing is subject to certain conditions, including the approval of the proposed issuance of HGV common shares in connection with the HGV Merger (the “Share Issuance”) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such matter at a special meeting of stockholders (the “HGV Stockholder Approval”). See “Note 25—Subsequent Events” in the 2020 Annual report for additional information related to terms and conditions of the Merger Agreement.

Impact of COVID-19

In March 2020 the World Health Organization designated the coronavirus (“COVID-19”) as a global pandemic. The results of operations for the six months ended June 30, 2021 and 2020 include impacts related to COVID-19 which have had a negative impact on the Company and the travel and hospitality industry. In response to social distancing directives and significant restrictions on travel caused by COVID-19, the Company initially closed most of its resorts and suspended its onsite sales and marketing operations. The Company has taken several steps to enhance liquidity, preserve cash, reduce expenditures and provide financial flexibility, and the Company’s management is continuing to assess the evolving situation and will take actions as appropriate.

Beginning in May 2020, as governmental authorities began to lift restrictions, the Company worked with health experts in establishing reopening safety protocols. The Company’s management implemented and trained team members on the “Diamond Standard of Clean.” Since late May 2020, we have re-opened all of our North American Portfolio Properties and onsite sales centers, albeit at reduced capacity levels and revenue has not returned to pre-COVID-19 levels. Although, certain Club offerings and member benefits, such as cruise itineraries, remain unavailable, the Company expects total revenue to recover to pre-COVID-19 levels late in 2021. The Company continues to monitor travel restrictions and prioritize the safety of its customers and employees. This involves a continuous assessment of whether the closure of resorts is necessary due to potential tightening of government restrictions, stay-at-home orders, the potential resurgence of coronavirus cases and to the uncertainty of the potential severity and impact of new COVID-19 variants.

Based on the Company’s current estimates regarding the magnitude and length of the disruptions to business, the Company does not anticipate these disruptions will impact our ability to meet our obligations when due or our ability to maintain compliance with our debt covenants for at least the next 12 months. However, the ultimate magnitude and length of time that the disruptions from COVID-19 will continue is highly uncertain. This uncertainty will require the Company to continually assess the situation, including the impact of changes to government-imposed restrictions. Accordingly, our estimates regarding the magnitude and length of time that these disruptions will continue to impact the Company’s results of operations, cash flows and financial condition may change in the future and such changes could be material.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting policies described in the 2020 Annual Report. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) have been omitted from the condensed consolidated quarterly financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal and recurring nature. The accompanying condensed consolidated financial statements should be reviewed in conjunction with the Company’s consolidated financial statements included in the 2020 Annual Report. Consolidated results of operations for interim periods are not necessarily indicative of the results for the full year ending December 31, 2021 or any future period.

Note 2 — Summary of Significant Accounting Policies

Significant Accounting Policies

Significant accounting policies are those policies that, in management’s view, are most important in the portrayal of the Company’s financial condition and results of operations. The methods, estimates and judgments that the Company uses in applying its accounting policies have a significant impact on the results that it reports in the condensed consolidated financial statements. Some of these significant accounting policies require the Company to make subjective and complex judgments regarding matters that are inherently uncertain. See “Note 2— Summary of Significant Accounting Policies” to the consolidated financial statements included in the 2020 Annual Report for a discussion of the Company’s significant accounting policies.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Principles of Consolidation

The condensed consolidated financial statements include the Company’s wholly-owned subsidiaries and entities in which the Company has a controlling financial interest, including certain variable interest entities (“VIEs”). All intercompany balances have been eliminated in consolidation.

Use of Estimates

The condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These principles require the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-04, “Reference Rate Reform” (“ASU No. 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (“LIBOR”) or by another reference rate expected to be discontinued. These optional amendments were effective for all entities upon issuance and can be applied to certain contract modifications through December 31, 2022. The Company did not have any qualifying contract modifications in the six months ended June 30, 2021 and will continue to evaluate whether this guidance impacts future contract modifications as they occur.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): —Simplifying the Accounting for Income Taxes” (“ASU No. 2019-12”), which amends existing guidance related to calculating income taxes in interim periods and the recognition of franchise tax, among other clarifications. The new guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU No. 2019-12 on January 1, 2021. The adoption of this guidance did not have a material impact on the Company’s financial statements.

Note 3 — Revenue

A description of principal activities and accounting policies under ASC 606—Revenue from Contracts with Customers (“ASC 606”) can be found in “Note 2— Summary of Significant Accounting Policies” to the consolidated financial statements included in the 2020 Annual Report.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

The following represents revenue disaggregated by major products and services and revenue allocated to the Company’s performance obligations for the periods presented below (in millions):

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Vacation Interests Sales and Financing segment:
Vacation Interests sales, net	$143.2	$2.3	$242.1	$84.6
Consumer financing interest	25.1	25.8	50.7	53.7
Other revenue	11.8	6.7	26.5	25.4

Total segment revenues	$180.1	$34.8	$319.3	$163.7

Sales incentives (a)	$18.4	$4.4	$29.3	$22.5

Hospitality and Management Services segment:
Management services	$83.2	$71.9	$164.0	$162.3
Membership services	19.2	16.8	38.7	35.0
Other revenue	2.9	3.0	4.9	5.4

Total segment revenues	$105.3	$91.7	$207.6	$202.7

(a)	Sales incentives are treated as incidental operations and presented net within Vacation Interests carrying cost, net.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Contract balances and contract costs

The Company will recognize contract balances for deferred revenue related to payments collected before the Company’s performance obligations are met. For more detailed information about outstanding performance obligations see “Note 11—Deferred Revenues.”

The Company does not have material contract acquisition costs related to management and member services and pays sales commissions on the sale of VOIs. Incremental fees and commissions paid are not recoverable as those commissions paid related to the sale of points, therefore commissions related to the sale of points are recognized in connection with the sale. However, commissions related to incentives are recoverable and therefore capitalized as contract costs. These contract costs are recognized at the point in time that the revenue related to the incentive is recognized and included within Vacation Interests carrying cost, net on the condensed consolidated statements of operations and comprehensive loss. Capitalized costs were $20.4 million and $18.4 million as of June 30, 2021 and December 31, 2020, respectively, and total amortization was $3.8 million and $5.3 million, for the three and six months ended June 30, 2021, respectively and $2.1 million and $5.8 million, for the three and six months ended June 30, 2020, respectively.

Note 4 — Vacation Interests Notes Receivable and Allowance

The Company provides financing to certain purchasers of VOIs, which are collateralized by their VOIs. Eligibility for this financing is principally dependent upon the customer’s Fair Isaac Corporation (“FICO”) credit scores and other factors, which are based on review of the customer’s credit history. As of June 30, 2021, Vacation Interests notes receivable bore interest at fixed rates generally between 5.0% and 24.0%. The Vacation Interests notes receivable originated by the Company generally have a term of 10 years and may be prepaid at any time without penalty. The weighted average interest rate of outstanding Vacation Interests notes receivable was 15.4% and 15.2% as of June 30, 2021 and December 31, 2020, respectively.

The Company’s accrued interest on Vacation Interests notes receivable is accrued based on the contractual provisions of the loan documents, which is suspended at the earlier of (i) the customer’s account becoming over 90 days delinquent, or (ii) the completion of cancellation or foreclosure proceedings. If payments are received while a consumer loan is considered delinquent, interest is recognized on a cash basis. Interest accrual resumes once a customer has brought the account current. Based the Company’s policy to timely charge-off accrued interest, the Company does not require an allowance for credit losses for accrued interest receivables. Write-offs related to accrued interest receivables included in consumer financing interest revenue were $2.5 million and $5.0 million for the three and six months ended June 30, 2021, respectively and $9.9 million and $12.6 million for the three and six months ended June 30, 2020, respectively. Accrued interest receivables are presented in other receivables on the condensed consolidated balance sheet and were $8.0 million and $8.6 million as of June 30, 2021 and December 31, 2020, respectively.

The Company charges off Vacation Interests notes receivable upon the earlier of: (i) the customer’s account becoming over 120 days delinquent; or (ii) the completion of cancellation or foreclosure proceedings. Vacation Interests notes receivable—securitized are collateralized against the Company’s various borrowings which are included in securitization notes and Funding Facilities, net in the accompanying condensed consolidated balance sheets. See “Note 6—Variable Interest Entities” and “Note 12—Borrowings” for further detail.

As a result of COVID-19 on the current economic environment, the Company has offered one to six month payment deferrals on eligible Vacation Interests notes receivable beginning in the second quarter of 2020. As of June 30, 2021, the principal balance of originated and “Acquired Notes” (the Company’s Vacation Interests notes receivable originated prior to the Apollo Merger), included in payment deferral programs was $18.6 million and $3.6 million, respectively. As of December 31, 2020, the principal balance of originated and Acquired Notes that participated in a payment deferral programs was $27.5 million and $4.8 million, respectively.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Vacation Interests notes receivable, net, as of the dates presented below, consisted of the following (in millions):

	June 30, 2021	December 31, 2020
Vacation Interests notes receivable - securitized	$703.1	$707.3
Vacation Interests notes receivable - other	194.1	213.1

Total Vacation Interests notes receivable	897.2	920.4

Originated Vacation Interests notes receivable:
Vacation Interests notes receivable	813.1	812.6
Allowance for loan losses	(299.7)	(307.8)
Deferred origination costs, net and other	13.2	12.9

Originated Vacation Interests notes receivable, net	526.6	517.7

Acquired Vacation Interests notes receivable: (a)
Vacation Interests notes receivable	84.1	107.8
Allowance for credit losses	(22.2)	(27.7)
Non-credit premium	8.3	11.7

Acquired Vacation Interests notes receivable, net	70.2	91.8

Total Vacation Interests notes receivable, net	$596.8	$609.5

(a)	The amortized cost of acquired Vacation Interests notes receivable was $92.4 million and $119.5 million as of June 30, 2021 and December 31, 2020, respectively.

Originated Notes

As described in “Note 2—Summary of Significant Accounting Policies,” the Company adopted ASC No. 2016-13 and the related amendments which have been included in ASC 326 as of January 1, 2020. The allowance for loan losses on the Company’s originated Vacation Interests notes receivable represents an estimate of variable consideration for the implicit right of return on financed VOI sales. Variable consideration is estimated based on the expected value method to the extent that it is probable a significant reversal is not expected to occur.

The Company’s historical estimates for variable consideration on originated notes aligns with the expected credit loss model required by ASU 2016-13, which requires the evaluation of past events, current economic conditions as well as expectations for the future based on reasonable and supportable forecasts. The Company’s allowance for loan losses is recorded on an undiscounted basis.

The Company’s provision for uncollectible Vacation Interests sales was $52.0 million and $80.8 million for the three and six months ended June 30, 2021, respectively and $27.3 million and $127.9 million for the three and six months ended June 30, 2020, respectively, of which there was an incremental loan loss included in the provision, related to COVID-19 of $0.0 million and $45.0 million, respectively, for both of these periods.

Estimating the amount of the incremental loan loss allowance for COVID-19 involved the use of significant estimates and assumptions. Management based its estimates on a combination of several factors, including Company’s historical default data during the most recent recession in 2008, industry data, and the Company’s recent aging trends. The Company continues to monitor this estimate as more information becomes available.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Activity in the allowance for loan losses associated with originated Vacation Interests notes receivable consisted of the following for the periods presented below (in millions):

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Balance, beginning of period	$293.2	$350.6	$307.8	$299.8
Provision for uncollectible Vacation Interests sales (a)	51.9	27.0	80.3	127.3
Write-offs, net	(45.4)	(57.5)	(88.4)	(107.0)

Balance, end of period	$299.7	$320.1	$299.7	$320.1

(a)

The provision for uncollectible Vacation Interests sales shows activity in the allowance for loan losses associated with Vacation Interests notes receivable and includes adjustments related to deferred revenue.

The Vacation Interests notes receivable, net balance related to originated notes also includes deferred origination costs. Vacation Interests notes receivable origination costs incurred in connection with providing financing for VOIs are capitalized and amortized over the estimated life of Vacation Interests notes receivable as a decrease to consumer financing interest revenue using the effective interest method. Amortization of deferred origination costs charged to consumer financing interest revenue were $3.8 million and $7.6 million for the three and six months ended June 30, 2021, respectively and $4.6 million and $9.6 million for the three and six months ended June 30, 2020, respectively.

Acquired Notes

The Company’s Acquired Notes were historically accounted for using the expected cash flows method of recognizing discount or premium accretion based on the Acquired Notes’ expected cash flows pursuant to ASC 310-30, “Loans acquired with deteriorated credit quality.” The Company’s historical estimates for expected cash flows on Acquired Notes aligns with the expected credit loss model required by ASU 2016-13, which requires the evaluation of past events, current economic conditions as well as expectations for the future based on reasonable and supportable forecasts. The Company’s allowance for credit losses is recorded on an undiscounted basis.

Due to the current economic downturn resulting from COVID-19, the Company evaluated the potential impact of COVID-19 on the allowance for credit losses on its Acquired Notes in the first quarter of 2020. Due to expected increases in defaults as a result of the economic downturn, the Company increased its allowance for credit losses by $14.1 million in the six months ended June 30, 2020 using similar estimates and assumptions used in its estimate for the allowance for loan losses on originated notes. The incremental credit loss is included in impairment and other write-offs in the condensed consolidated statement of operations for the six months ended June 30, 2020. The Company will continue to monitor this estimate as more information becomes available.

Activity in the allowance for credit losses associated with acquired Vacation Interests notes receivable consisted of the following for the periods presented below (in millions):

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Balance, beginning of period	$25.0	$44.7	$27.7	$36.8
Increase in allowance for credit losses	—	—	—	14.1
Write-offs, net	(2.8)	(8.1)	(5.5)	(14.3)

Balance, end of period	$22.2	$36.6	$22.2	$36.6

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Credit Quality Indicators - Originated Notes

The Company obtains and evaluates FICO credit scores when each loan is underwritten. Below is a summary of the credit quality (at time of origination) and aging based upon principal maturities of the Company’s originated loans as of the dates presented below (in millions):

	As of June 30, 2021
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$82.9	$1.4	$1.5	$1.6	$87.4
700-799	443.9	7.4	5.2	5.8	462.3
600-699	213.3	5.0	3.8	4.0	226.1
<600	27.6	1.4	1.1	1.0	31.1
No FICO Credit Scores	5.8	0.2	0.1	0.1	6.2

	$773.5	$15.4	$11.7	$12.5	$813.1

	As of December 31, 2020
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$86.1	$1.7	$1.3	$1.1	$90.2
700-799	442.8	9.6	7.2	5.8	465.4
600-699	203.9	7.3	5.0	4.4	220.6
<600	23.7	1.4	1.1	0.8	27.0
No FICO Credit Scores	8.6	0.5	0.2	0.1	9.4

	$765.1	$20.5	$14.8	$12.2	$812.6

Below is a summary of the credit quality by origination year of the Company’s originated loans as of the dates presented below (in millions):

	As of June 30, 2021
FICO Scores	2021	2020	2019	2018	2017 & Prior	Total
>799	$32.7	$20.5	$17.6	$10.3	$6.3	$87.4
700-799	125.1	120.1	106.9	66.1	44.1	462.3
600-699	51.5	56.4	59.3	36.3	22.6	226.1
<600	8.7	9.2	8.3	3.3	1.6	31.1
No FICO Credit Scores	1.4	1.3	1.8	0.9	0.8	6.2

	$219.4	$207.5	$193.9	$116.9	$75.4	$813.1

	As of December 31, 2020
FICO Scores	2020	2019	2018	2017	2016 & Prior	Total
>799	$42.8	$26.1	$13.1	$6.6	$1.6	$90.2
700-799	176.5	146.7	85.5	46.8	9.9	465.4
600-699	71.4	76.3	44.8	23.0	5.1	220.6
<600	11.2	10.0	4.3	1.5	—	27.0
No FICO Credit Scores	4.6	2.3	1.1	0.7	0.7	9.4

	$306.5	$261.4	$148.8	$78.6	$17.3	$812.6

The “No FICO Credit Scores” category in the table above is primarily comprised of customers who live outside of the United States and Canada.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Credit Quality Indicators - Acquired Notes

Below is a summary of the credit quality (at time of origination) and aging based upon principal maturities of the Company’s Acquired Notes as of the dates presented below (in millions):

	As of June 30, 2021
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$6.3	$0.1	$—	$—	$6.4
700-799	44.1	0.7	0.6	0.5	45.9
600-699	27.1	0.4	0.4	0.4	28.3
<600	2.1	—	—	0.1	2.2
No FICO Credit Scores	1.2	—	—	0.1	1.3

	$80.8	$1.2	$1.0	$1.1	$84.1

	As of December 31, 2020
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$8.0	$0.2	$—	$—	$8.2
700-799	56.7	1.1	0.6	0.5	58.9
600-699	33.6	1.1	0.9	0.3	35.9
<600	2.7	0.2	—	0.1	3.0
No FICO Credit Scores	1.6	0.1	0.1	—	1.8

	$102.6	$2.7	$1.6	$0.9	$107.8

Below is a summary of the credit quality by origination year of the Company’s Acquired Notes as of the dates presented below (in millions):

	As of June 30, 2021
FICO Scores	2021	2020	2019	2018	2017 & Prior	Total
>799	$0.1	$0.1	$0.7	$0.5	$5.0	$6.4
700-799	0.4	1.5	3.0	4.4	36.6	45.9
600-699	0.1	0.7	1.5	1.8	24.2	28.3
<600	—	0.2	0.2	0.1	1.7	2.2
No FICO Credit Scores	—	—	—	0.1	1.2	1.3

	$0.6	$2.5	$5.4	$6.9	$68.7	$84.1

	As of December 31, 2020
FICO Scores	2020	2019	2018	2017	2016 & Prior	Total
>799	$0.1	$0.8	$0.7	$1.2	$5.4	$8.2
700-799	1.6	4.0	5.7	8.9	38.7	58.9
600-699	0.7	2.0	2.3	4.8	26.1	35.9
<600	0.2	0.2	0.1	0.2	2.3	3.0
No FICO Credit Scores	0.1	—	0.1	0.1	1.5	1.8

	$2.7	$7.0	$8.9	$15.2	$74.0	$107.8

Acquired Notes receivable disclosed as originating subsequent to the Apollo Merger date represent sales upgrade transactions.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Note 5 — Transactions with Related Parties

Apollo and Apollo Funds

In connection with the Apollo Merger, the Company entered into a management consulting agreement with Apollo and Reverence Capital Partners, L.P.(“Reverence”), relating to the provision of management consulting and advisory services to the Company. Under the terms of the agreement, the Company is required to pay to affiliates of Apollo and Reverence an annual fee equal to the greater of $5.0 million or 2% of Pro Forma Adjusted EBITDA (as defined in the indenture governing the First Lien Notes, or the “First Lien Notes Indenture”). See “Note 12—Borrowings” for additional detail on the First Lien Notes. The agreement has a term of eight years, with 12-month auto renewals on the eight and the ninth anniversaries of the Apollo Merger, and the maximum term of the agreement is 10 years. Fees incurred under the agreement were $2.2 million and $3.5 million for the three and six months ended June 30, 2021, respectively and $1.5 million and $2.9 million for the three and six months ended June 30, 2020, respectively, and are included in general and administrative expense. Amounts due under this agreement and included in due to related parties, net were $1.2 million and $0.7 million as of June 30, 2021 and December 31, 2020, respectively.

Due from Related Parties, Net and Due to Related Parties, Net

Amounts due from related parties consist primarily of transactions with VOAs or Collection Associations for which the Company acts as the management company. Due from related parties transactions include management fees and other charges related to the VOAs and Collections for the Company’s role as the management company according to a pre-determined schedule approved by the board of directors at each VOA and Collection Association.

Amounts due to related parties transactions include: (i) maintenance fees and assessments owed to the VOAs and Collection Associations for VOIs owned by the Company; (ii) amounts due to VOAs and Collection Associations under the inventory assignment and recovery agreements (“IRAAs”); (iii) cleaning fees owed to the VOAs for room stays paid by the Company’s customers or by a Club on behalf of a member where the frequency of the cleans exceeds those covered by the respective maintenance fees; and (iv) amounts due to Apollo and Reverence.

Amounts due from and due to the same related party are presented net on the balance sheet, if a right of offset exists within the agreement.

Due from related parties, net as of the dates presented below consisted of the following (in millions):

	June 30, 2021	December 31, 2020
Amounts due from VOAs and Collection Associations	$18.9	$42.1
Amounts due from other	—	—

Total due from related parties, net	$18.9	$42.1

Due to related parties, net as of the dates presented below consisted of the following (in millions):

	June 30, 2021	December 31, 2020
Amounts due to VOAs and Collection Associations	$175.5	$14.3
Amounts due to other	1.2	0.7

Total due to related parties, net	$176.7	$15.0

Management Services

Included within the amounts reported as management and member services revenue are revenues from resort management services provided to the VOAs and the Collection Associations, which totaled $66.5 million and $132.4 million for the three and six months ended June 30, 2021, respectively and $59.3 million and $129.3 million for the three and six months ended June 30, 2020, respectively.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Note 6 — Variable Interest Entities

The Company sells pools of qualifying Vacation Interests notes receivable to special purpose entities (“SPEs”), with qualification based on factors such as the credit strength of the VOI purchaser. The notes are securitized through SPEs, with such SPEs being legally separate entities from the Company. The activities of these SPEs are limited primarily to purchasing qualifying Vacation Interests notes receivable from the Company and issuing debt securities and/or borrowing under a debt facility to facilitate such purchases. The notes held by the SPEs are not available to creditors of the Company and are not legal assets of the Company, nor is the debt that is securitized through the SPEs a legal liability of the Company.

The Company has determined that it is the primary beneficiary of these SPEs, and consequently consolidates such entities. The Company does not recognize gains or losses resulting from these securitizations at the time of sale to the SPEs, and recognizes interest income over the contractual life of the securitized notes and services the securitized notes under negotiated servicing agreements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

The assets and liabilities of these consolidated SPEs as of the periods presented below consisted of the following (in millions):

	June 30, 2021	December 31, 2020
Securitization notes and Funding Facilities receivable, gross (a)	$703.1	$707.3
Securitized restricted cash (b)	98.8	39.5
Interest receivable on securitized notes receivable (c)	5.6	6.2

Total SPE assets (d)	807.5	753.0

Securitized term notes (e)	684.5	498.5
Funding Facilities	0.4	155.7
Other liabilities	3.5	3.0

Total SPE liabilities (e)	688.4	657.2

SPE assets in excess of SPE liabilities	119.1	$95.8

(a)

This amount does not include the allowance for uncollectible Vacation Interests notes receivable, and is included in Vacation Interests notes receivable, net on the condensed consolidated balance sheets.

(b)	Included in cash in escrow and restricted cash on the condensed consolidated balance sheets.
(c)	Included in other receivables, net on the condensed consolidated balance sheets.
(d)	Excludes $3.1 million and $3.0 million of debt issuance costs included in prepaid and other assets in the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020, respectively.
(e)

Excludes $14.1 million and $12.0 million of debt issuance costs included in securitization notes and Funding Facilities, net on the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020, respectively.

Interest income and interest expense related to the Company’s securitized Vacation Interests notes receivable and securitized term notes and warehouse and conduit facilities (“Funding Facilities”) are recorded in consumer financing interest revenue and consumer financing interest expense, respectively, on the condensed consolidated statements of operations and comprehensive loss. The amounts were as follows for the periods presented below (in millions):

	Three Months Ended		Six Month Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest income	$23.9	$26.2	$46.8	$50.6
Interest expense	$6.6	$8.0	$12.8	$15.8

Interest expense in the table above excludes amortization of original issue discount and debt issuance costs related to securitized debt of $1.1 million and $3.5 million, respectively for the three and six months ended June 30, 2021 and $1.3 million and $2.7 million for the three and six months ended June 30, 2020, respectively. See “Note 4—Vacation Interests Notes Receivable and Allowance” and “Note 12 —Borrowings” for additional details.

Note 7 — Unsold Vacation Interests

Unsold Vacation Interests as of the dates presented below consisted of the following (in millions):

	June 30, 2021	December 31, 2020
Completed unsold Vacation Interests	$549.6	$574.7
Undeveloped land	68.9	68.9
Vacation Interests construction in progress	7.0	6.7

Unsold Vacation Interests	$625.5	$650.3

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

The Company recognized $7.5 million in adjustments to Vacation Interests cost of sales resulting from current-period changes in estimates under the relative sales value method, which resulted in a decrease to the carrying value of unsold Vacation Interests as of June 30, 2021.

The Company benefited from $18.7 million in adjustments to Vacation Interests cost of sales resulting from changes in estimates under the relative sales value method, which resulted in an increase to the carrying value of unsold Vacation Interests as of December 31, 2020.

Note 8 — Property and Equipment, Net

Property and equipment, net as of the dates presented below consisted of the following (in millions):

	June 30, 2021	December 31, 2020
Land and improvements	$105.5	$105.6
Buildings and leasehold improvements	238.4	236.9
Computer software	73.1	68.0
Furniture and equipment	25.5	25.1
Computer equipment	23.4	21.8
Construction in progress	23.2	25.3

Property and equipment, gross	489.1	482.7
Less accumulated depreciation	(138.2)	(122.5)

Property and equipment, net	$350.9	$360.2

Depreciation expense related to property and equipment was $7.3 million and $16.0 million for the three and six months ended June 30, 2021, respectively and $8.7 million and $17.0 million for the three and six months ended June 30, 2020, respectively.

Note 9 — Goodwill

The carrying amounts of goodwill by reportable segment are as follows (in millions):

	Hospitality and Management Services	Vacation Interests Sales and Financing (a)	Total Company
Balance as of December 31, 2020	$881.6	$—	$881.6
Impact of currency translation adjustment	—	—	—

Balance as of June 30, 2021	$881.6	$—	$881.6

(a)	Accumulated goodwill impairment was $103.4 million for all periods presented.

As a result of global economic uncertainty and the closure of most of the Company’s resorts and sales centers due to COVID-19 during the first quarter of 2020, the Company tested goodwill recorded on its North America Vacation Interests sales and financing (“NA VISF”) reporting unit for impairment by comparing the fair value of the NA VISF reporting unit to its carrying value, including goodwill.

The fair value of the NA VISF reporting unit was determined using a combination of both an income approach, based on the present value of discounted cash flows, and a market approach. Due to current market volatility and lack of reliable market data, the Company determined that the income approach provided a more reliable estimate of the fair value of the NA VISF reporting unit. As a result of this analysis, the Company recognized a full impairment charge totaling $103.4 million in its Vacation Interests sales and financing reportable segment during the first quarter of 2020, which resulted in tax benefit of $3.3 million.

The Company’s estimate of fair value of the NA VISF reporting unit was performed using Level 3 inputs utilizing estimated future cash flows discounted at rates commensurate with the capital and cost of capital of comparable market

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

participants. The income approach requires several assumptions including those regarding future revenue growth, EBITDA (earnings before interest, taxes, depreciation and amortization) margins, and capital expenditures, which are the basis for information used in the discounted cash flow model. The weighted-average cost of capital used in the income approach ranged from 12.5% to 13.0%, with a terminal revenue growth rate of 3.0%.

There were no impairments of goodwill for the six months ended June 30, 2021.

Note 10 — Other Intangible Assets

Other intangible assets, net consisted of the following as of June 30, 2021 ($ in millions):

	Asset Lives	Gross Carrying Cost	Accumulated Amortization	Net Book Value
Management contracts	14 to 27	$995.0	$(177.2)	$817.8
Member relationships and the Clubs	5 to 8	234.5	(173.6)	60.9
Trade names and other intangible assets	6 to 20	149.0	(56.5)	92.5

Total other intangible assets		$1,378.5	$(407.3)	$971.2

Other intangible assets, net consisted of the following as of December 31, 2020 ($ in millions):

	Asset Lives	Gross Carrying Cost	Accumulated Amortization	Net Book Value
Management contracts	14 to 27	$994.5	$(158.6)	$835.9
Member relationships and the Clubs	5 to 8	234.5	(155.7)	78.8
Trade names and other intangible assets	6 to 20	148.9	(50.5)	98.4

Total other intangible assets		$1,377.9	$(364.8)	$1,013.1

Amortization expense for other intangible assets was $21.1 million and $42.2 million for the three and six months ended June 30, 2021, respectively and $21.0 million and $42.1 million for the three and six months ended June 30, 2020, respectively.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

The following reflects the estimated future aggregate amortization expense for intangible assets for the following years as of June 30, 2021 (in millions):

2021	$42.2
2022	65.5
2023	54.6
2024	51.7
2025	46.2
2026	44.4
2027 and thereafter	666.6

Total	$971.2

Note 11 — Deferred Revenues

Deferred revenues as of the dates presented below consisted of the following (in millions):

	June 30, 2021	December 31, 2020
Deferred sales incentives revenue	$89.3	$93.0
Deferred membership services revenue	24.0	16.1
Deferred VOI sales revenue	17.3	9.9
Deferred management fee revenue	19.1	9.3
Deferred maintenance fee revenue	22.2	8.4
Accrued guest deposits	4.0	2.0
Other	8.9	7.7

Total deferred revenues	$184.8	$146.4

The following table presents changes in deferred revenues for the periods presented below (in millions):

	June 30, 2021	June 30, 2020
Balance, beginning of year	$146.4	$158.2
Additional deferrals	139.5	120.1
Amounts recognized in revenue	(101.3)	(102.1)
Impacts of foreign currency translation	0.2	(0.6)

Balance, end of period	$184.8	$175.6

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Note	12 — Borrowings

The Company’s indebtedness consisted of the following as of the dates presented below ($ in millions):

	June 30, 2021							December 31, 2020
	Principal Balance	Stated or Weighted Average Interest Rate	Maturity		Gross Amount of Vacation Interests Notes Receivable as Collateral	Borrowing/Funding Availability		Principal Balance
Senior Facilities	$860.6	4.80%	9/2/2023	(4)	$—	$92.0		$865.0
Original issue discount and debt issuance costs related to Senior Facilities	(22.4)				—	—		(26.9)
First Lien Notes	500.0	7.75%	9/1/2023		—	—		500.0
Senior Notes	591.0	10.75%	9/1/2024		—	—		591.0
Original issue discount and debt issuance costs related to First Lien Notes and Senior Notes	(25.6)				—	—		(29.4)
Notes payable-insurance policies and other	16.4	3.0%	Various		—	—		6.7

Total Corporate Indebtedness, net	1,920.0				—	92.0		1,906.4

Quorum Facility	0.4	4.1%	Various		2.8	—		1.2
Diamond Resorts Owner Trust 2016-1	—	—%	11/20/2028		—	—		19.5
Diamond Resorts Owner Trust 2017-1	52.2	3.5%	10/22/2029		54.2	—		62.9
Diamond Resorts Owner Trust 2018-1	121.8	4.1%	1/21/2031		125.3	—		147.8
Diamond Resorts Owner Trust 2019-1	201.9	3.3%	2/20/2032		196.1	—		251.8
Diamond Resort Owner Trust 2021-1	298.1	2.2%	11/21/2033		306.0	—		—
Premium Yield Facility	10.5	4.8%	3/20/2031		18.7	—		16.5
Funding Facilities	—	—%	Various		—	675.0		154.5
Original issue discount and debt issuance costs related to Securitization notes	(14.1)				—	—		(12.0)

Securitization notes and Funding Facilities, net (1)	670.8		Various		703.1	675.0	(2)	642.2

Total (3)	$2,590.8				$703.1	$767.0		$2,548.6

(1)	Non-recourse indebtedness.
(2)

Borrowing / funding availability is calculated as the difference between the maximum commitment amount and the outstanding principal balance; however, the actual availability is dependent on the amount of eligible VOI notes receivable that serve as the collateral for such borrowings.

(3)	Excludes debt issuance costs associated with Funding Facilities and the Revolving Credit Facility which are included in prepaid expenses and other assets in the condensed consolidated balance sheet.
(4)	The Revolving Credit Facility has a maturity date of June 2, 2023.

See “Note 16—Borrowings” in the Company’s 2020 Annual Report for additional details related to the Company’s borrowings, in addition to the following information.

Senior Facilities

The Senior Facilities provides for a $100.0 million revolving credit facility which matures on June 2, 2023. As of June 30, 2021, $8.0 million was committed to outstanding letters of credit. After consideration of the letter of credit commitments, $92.0 million of additional borrowing capacity is available as of June 30, 2021. To manage exposure to interest rate increases on variable rate debt, the Company enters into interest rate swap contracts. Refer to “Note 16—Fair Value Measurements” for additional information.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

First Lien Notes

On August 31, 2016, Dakota Merger Sub completed the offering of the $500.0 million first-priority senior secured notes due September 1, 2023 (the “First Lien Notes”). On September 2, 2016, upon the completion of the Apollo Merger, DRII continued its existence as the issuer of the First Lien Notes and the proceeds of the First Lien Notes were released from escrow to fund the Apollo Merger and to pay related fees and expenses.

DRII may redeem the First Lien Notes at its option, in whole at any time or in part from time to time, at the redemption prices set forth in the indenture governing the First Lien Notes. DRII’s obligations under the First Lien Notes and the First Lien Notes Indenture are guaranteed, jointly and severally, on a senior secured first-priority basis, by each of DRII’s present and future direct and indirect wholly-owned material domestic subsidiaries that guarantee its Senior Facilities. The First Lien Notes and the related guarantees are secured by first-priority security interests in the collateral owned by DRII and the subsidiary guarantors that also secure the Senior Facilities, subject to certain permitted liens and exceptions as further described in the First Lien Notes Indenture and the related security documents.

Senior Notes

On August 31, 2016, Dakota Merger Sub completed the offering of the $600.0 million senior notes due on September 1, 2024 (the “Senior Notes”). On September 2, 2016, upon the completion of the Apollo Merger, DRII continued its existence as the issuer of the Senior Notes and the proceeds of the Senior Notes were released from escrow to fund the Apollo Merger and to pay related fees and expenses.

DRII may redeem the Senior Notes at its option, in whole at any time or in part from time to time, at the redemption prices set forth in the indenture governing the Senior Notes (the “Senior Notes Indenture”). DRII’s obligations under the Senior Notes and the Senior Notes Indenture are guaranteed, jointly and severally, on a senior unsecured basis, by each of DRII’s present and future direct or indirect wholly-owned material domestic subsidiaries that guarantee its Senior Facilities.

On December 19, 2018, DRII entered into an agreement with an agent to execute the repurchase of Senior Notes through open market purchases (the “Bond Repurchase Plan”). The Company repurchased an aggregate principal amount of $9.0 million of the Senior Notes. The Bond Repurchase Plan expired on June 15, 2019.

Securitization notes and Funding Facilities, net

As discussed in “Note 6—Variable Interest Entities,” the Company issues debt through the securitization of Vacation Interests notes receivable and enters into Funding Facilities, which are issued through SPEs. As of June 30, 2021, the Company’s securitized debt of $684.9 million, excluding debt issuance costs, was collateralized by $703.1 million of underlying gross Vacation Interests notes receivable and related assets.

DROT 2021-1

On April 20, 2021, we completed a securitization transaction involving the issuance of $319.2 million of securities (the DROT 2021-1 Notes”). The DROT 2021-1 Notes consists of four tranches of Vacation Interest notes receivable that include $134.1 million of Class A tranche notes, $83.2 million of Class B tranche notes, $65.4 million of Class C tranche notes and $36.5 million of Class D tranche notes. The interest rates for the Class A tranche notes, the Class B tranche notes, the Class C tranche notes and the Class D tranche notes are 1.51%, 2.05%, 2.70% and 3.83% respectively. The overall weighted average interest rate of the DROT 2021-1 Notes is 2.16%.

The proceeds of the DROT 2021-1 Notes were used to repay $134.1 million aggregate principal amounts outstanding under certain Funding Facilities. The DROT 2021-1 Notes allow for a prefunding amount of $79.8 million which is available to draw subject to eligible Vacation Interests notes receivable requirements as outlined in the DROT 2020-1 indenture. The remaining proceeds were used to fund reserve accounts and pay costs associated with the transaction with the remaining cash transferred to us for general corporate purpose.

Funding Facilities

The Company enters into Funding Facilities, which are issued through SPEs (see “Note 6—Variable Interest Entities”). The Company’s Funding Facilities bear a variable interest rate plus a margin and are subject to non-use fees. Borrowing under the Funding Facilities are non-recourse to the Company (other than the applicable wholly-owned special purpose borrower) and contain financial covenants consistent with the Company’s other existing facilities of this type and customary default provisions.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

The table below summarizes key terms for each of the Funding Facilities as of June 30, 2021 (in millions):

	Maximum Commitment	Stated Maturity	Loan Advance Period	Amortization Period
Credit Suisse Conduit Facility	$200.0	08/24/2023	24 months	12 months
Capital One Conduit Facility	$150.0	09/30/2024	24 months	24 months
Deutsche Bank Conduit Facility	$200.0	11/18/2023	36 months	12 months
Natixis Conduit Facility	$125.0	03/22/2023	24 months	24 months

Additional usage of the capacity of the Company’s Funding Facilities is subject to the Company’s ability to provide additional Vacation Interests notes receivable.

Credit Suisse Conduit Facility

On March 10, 2021, Diamond entered into various amendments and a commitment letter relating to the Credit Suisse Conduit Facility for the purpose of amending the terms of the legal documents relating to the Credit Suisse Conduit Facility, as of the date thereof and as may be further amended in the future, to accommodate for changes relating to the HGV Merger.

Capital One Conduit Facility

On March 10, 2021. Diamond entered into various amendments relating to the Capital One Conduit Facility for the purpose of amending the terms of the operative legal documents relating to the Capital One Conduit Facility, as of the date thereof and as may be further amended in the future to accommodate for changes relating to the HGV Merger.

Deutsche Bank Conduit Facility

On March 20, 2021, Diamond entered into various amendments and a commitment letter relating to the Deutsche Bank Conduit Facility for the purpose of amending the terms of the operative legal documents relating to the Deutsche Bank Conduit Facility, as of the date thereof and as may be further amended in the future, to accommodate for changes relating to the HGV Merger.

Natixis Conduit Facility

On March 10, 2021, Diamond entered into various amendments relating to the Natixis Conduit Facility for the purpose of amending the terms of the operative legal documents relating to the Natixis Conduit Facility, as of the date thereof and as may be further amended on May 6, 2021 as set forth below, and as may be further amended in the future, to accommodate for changes relating to the HGV Merger.

Natixis Conduit Facility

On May 6, 2021, Diamond amended the Natixis Conduit Facility to renew a line of credit provided by Natixis, New York branch with a maximum commitment amount of $125.0 million and to amend the terms of the operative legal documents relating to the Natixis Conduit Facility to accommodate changes relating to the HGV Merger.

Original Issue Discount and Debt Issuance Costs

Amortization of original issue discount and debt issuance costs included in interest expense consisted of the following for the periods presented below (in millions):

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Amortization of capitalized financing costs and original issue discounts	$5.6	$5.5	$12.4	$11.0

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Covenant Restrictions and Limitations

The Company’s Senior Facilities, the First Lien Notes, the Senior Notes, securitization notes and Funding Facilities all contain various restrictions and limitations that may affect the Company’s business and affairs. These include, but are not limited to, restrictions and limitations relating to its ability and the ability of its subsidiaries to incur indebtedness and other obligations, to make investments and acquisitions, to pay dividends and to repurchase shares of the Company’s common stock. The Company’s Revolving Credit Facility includes a springing financial maintenance covenant that requires that the Company’s net first lien leverage ratio (the ratio of consolidated net debt secured by first-priority liens on the collateral to last twelve months’ Pro Forma Adjusted EBITDA, as defined in the Senior Facilities) not exceed 3.75 to 1.00. The covenant is only required to be tested on a quarterly basis when the Revolving Credit Facility is more than 30% drawn (excluding up to $15.0 million of outstanding letters of credit) and will be a condition to drawings under the Revolving Credit Facility that would result in more than 30% drawn thereunder. The failure of the Company to comply with any of these provisions, or to pay its obligations, could result in foreclosure by the lenders of their security interests in the Company’s assets, and could otherwise have a material adverse effect on the Company. As of June 30, 2021, the Company was in compliance with all financial covenants.

Note 13 — Leases

The Company’s right-of-use assets and lease liabilities as of the dates presented below are as follows (in millions):

Leases	Classification	June 30, 2021	December 31, 2020
Right-of-use assets:
Operating	Prepaid expenses and other assets	$17.5	$21.3
Finance	Property and equipment, net (a)	0.6	0.7

Total right-of-use assets		$18.1	$22.0

Lease liabilities:
Operating	Accrued liabilities	$18.8	$23.0
Finance	Corporate indebtedness, net	0.5	0.7

Total lease liabilities		$19.3	$23.7

(a)	Finance lease assets are recorded net of accumulated depreciation of $1.1 million and $1.0 million as of June 30, 2021, and December 31, 2020, respectively.

Lease costs for the periods presented below consisted of the following (in millions):

		Three Months Ended		Six Month Ended
Lease Costs	Classification	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating lease costs	Advertising, sales and marketing (a)	$1.2	$1.3	$2.4	$2.9
Operating lease costs	General and administrative (b)	1.6	1.6	3.3	3.3

Total operating lease costs (c)		$2.8	$2.9	$5.7	$6.2

(a)

Amounts include variable lease costs of $0.2 million and $0.4 million for the three and six months ended June 30, 2021, respectively and $0.2 million and $0.5 million for the three and six months ended June 30, 2020, respectively. Short term lease costs of $0.1 million and $0.2 million, for the three and six months ended June 30, 2021, respectively and $0.1 million and $0.3 million for the three and six months ended June 30, 2020, respectively.

(b)

Amounts include variable lease costs of $0.1 million for both, the three and six months ended June 30, 2021, respectively and $0.0 million and $0.1 million for the three and six months ended June 30, 2020, respectively.

(c)	Finance lease costs were not material for the six months ended June 30, 2021.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Future minimum lease payments for the dates presented below were as follows (in millions)

Due in the twelve months ending June 30:	Operating Leases	Finance Leases
2022	$6.7	$0.3
2023	6.9	0.2
2024	4.3	—
2025	1.7	—
2026	0.3	—
2027 and thereafter	—	—

Total future minimum lease payments as of June 30, 2021	19.9	0.5

Less: Interest	(1.1)	—

Present value of lease liabilities as of June 30, 2021	$18.8	$0.5

Future minimum lease payments for the dates presented below were as follows (in millions):

Due in the twelve months ending December 31:	Operating Leases	Finance Leases
2021	$8.0	$0.4
2022	6.9	0.2
2023	6.6	0.1
2024	1.8	—
2025	1.2	—
2026 and thereafter	—	—

Total future minimum lease payments as of December 31, 2020	24.5	0.7

Less: Interest	(1.5)	—

Present value of lease liabilities as of December 31, 2020	$23.0	$0.7

The Company’s weighted-average remaining lease term and weighted-average discount rates as of the dates presented below are as follows:

	June 30, 2021	June 30, 2020
Weighted- average remaining lease term (years)
Operating leases	3.0	3.5
Finance leases	1.8	2.7

Weighted-average discount rate
Operating leases	3.7%	3.9%
Finance leases	4.1%	4.1%

The following represents other information related to leases for the dates presented below (in millions):

	Six Months Ended
	June 30, 2021	June 30, 2020
Operating cash outflows related to operating leases	$2.1	$4.9
Lease assets obtained in exchange for new operating lease liabilities	0.4	0.3

Cash flows related to finance leases and lease assets obtained in exchange for new finance lease liabilities were not material for the three and six months ended June 30, 2021 and 2020.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Note 14 — Income Taxes

Income tax (benefit) expense consisted of the following for the periods presented (in millions, except effective tax rate):

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Federal and state income tax provision or expense (benefit)	$6.2	$(14.1)	$(1.1)	$(42.5)
Foreign income tax provision	0.4	0.1	0.7	1.5

Provision (benefit) for income taxes	$6.6	$(14.0)	$(0.4)	$(41.0)

Effective tax rate	65.3%	19.5%	1.0%	14.4%

The Company’s effective income tax rate of 65.3% and 1.0% for the three and six months ended June 30, 2021, respectively, differed from the statutory tax rate primarily due to the effect of certain foreign income and losses includible in U.S. taxable income, the impact of valuation allowances applied to certain foreign losses and permanent book-tax differences.

The Company has considered the income tax accounting and disclosure implications of the relief provided by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act enacted on March 27, 2020. The effect of tax law changes is generally required to be recognized in the interim period in which the legislation is enacted and reflected in the computation of the annual effective tax rate, depending on the nature of the change. As of June 30, 2021, the Company evaluated the income tax provisions of the CARES Act and has determined there to be an immaterial effect on the June 30, 2021 computation of the effective income tax rate for the year. The Company will continue to evaluate the income tax provisions of the CARES Act and monitor the developments in the jurisdictions where it has significant operations for tax law changes that could have income tax accounting and disclosure implications.

Note 15 — Commitments and Contingencies

Contractual Obligations

The Company has entered into various contractual obligations primarily related to sales center remodeling, property amenity improvement and corporate office expansion projects. The total remaining commitment was $3.2 million as of June 30, 2021.

Hurricane Irma

In September 2017, Hurricane Irma, a Category 5 hurricane, inflicted widespread damage to St. Maarten in the Caribbean, where two resorts in the Company’s resort network are located. The hurricane adversely impacted the Company’s resort operations and caused significant damage to certain of the resorts; however, the Company’s managed resorts are covered by all-risk property insurance policies, as well as coverage for business interruption, with reasonable market deductibles. The resorts located in St. Maarten reopened in January 2021 and the closure did not have a material negative financial impact to the Company.

Acquisition-related Contingencies

In connection with an acquisition prior to the Apollo Merger, the Company entered into agreements pursuant to which the Company is required to purchase certain seller-retained Vacation Interests notes receivable in exchange for the right to recover the underlying VOIs (the “Default Recovery Agreements”). Amounts due under the Default Recovery Agreements and included in accrued liabilities were $3.2 million and $3.8 million as of June 30, 2021 and December 31, 2020, respectively.

Litigation Contingencies

From time to time, the Company is subject to certain legal proceedings and claims in the ordinary course of business. The Company evaluates these legal proceedings and claims at each balance sheet date to determine the degree of probability of an unfavorable outcome and, when it is probable that a liability has been incurred, the Company’s ability to make a reasonable estimate of loss. The Company records a contingent litigation liability when it determines that it is probable that a liability has

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

been incurred and the amount of the loss can be reasonably estimated. The Company has accrued liabilities of $8.4 million and $8.2 million for all legal matters that were contingencies as of June 30, 2021 and December 31, 2020, respectively. For those legal contingencies as to which a loss is reasonably possible and for which the Company is able to estimate a range of possible loss, the current estimated range is up to approximately $7.1 million in excess of recorded accruals.

While management presently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not materially harm the Company’s financial condition, cash flows, or materially adversely affect overall trends in the Company’s results of operations, legal proceedings are inherently uncertain and unfavorable rulings could, individually or in aggregate, have a material adverse effect on the Company’s business, financial condition or results of operations.

Note 16 — Fair Value Measurements

Financial assets and liabilities carried at fair value (the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date) are classified and disclosed in one of the following three categories:

•	Level 1: Quoted prices for identical instruments in active markets.

•

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

•	Level 3: Unobservable inputs used when little or no market data is available.

The carrying values and estimated fair values of the Company’s financial instruments as of June 30, 2021 were as follows (in millions):

	Carrying Value	Total Estimated Fair Value	Estimated Fair Value (Level 2)	Estimated Fair Value (Level 3)
Assets:
Vacation Interests notes receivable, net	$596.8	$596.8	$—	$596.8
Liabilities:
Corporate indebtedness, net (a)	$1,920.0	$2,015.7	$2,015.7	$—
Securitization notes and Funding Facilities, net (a)	$670.8	$742.3	$732.3	$10.0
Interest rate swap contract	$4.5	$4.5	$—	$4.5

(a)	The carrying value is net of related debt issuance costs.

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2020 were as follows (in millions):

	Carrying Value	Total Estimated Fair Value	Estimated Fair Value (Level 2)	Estimated Fair Value (Level 3)
Assets:
Vacation Interests notes receivable, net	$609.5	$609.5	$—	$609.5
Liabilities:
Corporate indebtedness, net (a)	$1,906.4	$1,953.1	$1,953.1	$—
Securitization notes and Funding Facilities, net (a)	$642.2	$634.9	$471.8	$163.1
Interest rate swap contract	$6.3	$6.3	$—	$6.3

(a)	The carrying value is net of related debt issuance costs.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

The tables above exclude cash and cash equivalents and cash in escrow and restricted cash, which had fair values approximating their carrying amounts due to the short maturities and liquidity of these items.

Level 3

The Company believes that the carrying value of Vacation Interests notes receivable, net approximated its fair value at June 30, 2021 and December 31, 2020, because the allowance for losses adjusts the carrying value of Vacation Interests notes receivable to management’s best estimate of collectability. See “Note 4—Vacation Interests Notes Receivable and Allowance” for additional details related to the Company’s allowance for loan losses.

The fair value of borrowings under the Funding Facilities as of June 30, 2021 and December 31, 2020 was determined based on an internal analysis performed by the Company utilizing a discounted cash flow model.

The Company enters into interest rate swap contracts to manage exposure to interest rate increases on variable rate debt. On August 23, 2019, the Company entered into an interest rate swap contract with a notional value of $300.0 million which provides that the Company pay interest at a fixed rate of 1.323% and receive interest at the one-month LIBOR rate. The interest rate swap expires in September 2022. The Company has not designated the interest rate swap as a hedging instrument pursuant to ASC 815—Derivatives and Hedging; therefore, gains and losses associated with changes in the fair value of the interest rate swap are recognized in corporate indebtedness interest expense as they occur.

The Company recognized a loss of $0.1 million and a gain of $0.0 million in the three and six months ended June 30, 2021, respectively, which includes net cash payments of $0.8 million and $1.8 million for the three and six months ended June 30, 2021, respectively. The fair value of interest rate swap contracts was $4.5 million and $6.3 million and is recognized in accrued liabilities on the condensed consolidated balance sheet as of June 30, 2021 and December 31, 2020, respectively. The Company estimates the fair value of interest rate swap contracts based on valuation reports provided by the counterparty. The inputs used to measure the fair value of interest rate swap contracts are categorized as Level 3 in the fair value hierarchy based on the credit risk data used for the valuations, which were not directly observable and could not be corroborated by observable market data.

Level 2

The fair value of the borrowings under the Senior Facilities, the First Lien Notes, the Senior Notes, and the securitization notes as of June 30, 2021 and December 31, 2020 was determined using quoted prices for identical instruments in markets that are not active.

The fair value of notes payable, which are included in corporate indebtedness, net, was not calculated because they were either due within one year or were immaterial.

Note 17 — Stock-Based Compensation

The Company provides stock-based compensation to certain employees or directors of, or consultants to, the Company and its subsidiaries under its equity incentive plan in the form of stock options. Options awarded to certain non-employee directors vest in full on the first anniversary of the grant date, while one-third of the options awarded to employees and certain other non-employee directors generally vest and become exercisable in equal annual installments over a five-year period, subject to accelerated vesting upon a “change in control” and a grantee’s continued service on the applicable vesting date (“Tranche A Service-Based Grants”). The remaining two-thirds of the options awarded to employees and such other non-employee directors generally vest and become exercisable upon a “change in control,” provided that certain targeted levels of performance have been achieved (“Tranche B Performance-Based Grants”).

On September 25, 2020, the Company granted 0.7 million restricted stock units (“RSUs”) and 2.2 million stock options (“2020 Options”) to certain employees under its equity incentive plan. The 2020 RSUs have a weighted average fair value of $11.91 per share and vested in full on the grant date. The 2020 Options have a maximum contractual term of 10 years, vest in equal annual installments over a three-year period and are subject to accelerated vesting upon a “change in control” and a grantee’s continued service on the applicable vesting date.

In the six months ended June 30, 2021, the Company issued 0.7 million shares of common stock, net of shares withheld for taxes, to settle the 2020 RSUs granted in September 2020.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Stock-based Compensation Expense

The following table summarizes the Company’s stock-based compensation expense related to the Tranche A Service-Based Grants included in general and administrative expense for the periods presented below (in millions):

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Stock-based compensation	$1.7	$1.1	$3.5	$1.7

Note 18 — Segment Reporting

Business Segment

The Company presents its results of operations in two reportable segments: (i) Vacation Interests sales and financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales and (ii) hospitality and management services, which includes operations related to the management of resort properties and the Diamond Collections, operation of the Clubs, food and beverage venues owned and managed by the Company and the provision of other services. While certain line items reflected on the condensed consolidated statements of operations and comprehensive income (loss) fall completely into one of these reportable segments, other line items relate to revenues or expenses which are applicable to both segments; specifically, other revenue and loan portfolio expense, which are allocated to the appropriate segment based on the nature of the underlying transactions. Certain expense items (principally corporate interest expense, depreciation and amortization and provision for income taxes) are not, in management’s view, allocable to either of these reportable segments, as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these reportable segments because, historically, management has not allocated these expenses for purposes of evaluating the performance of the Company’s different operational divisions. Accordingly, these expenses are presented under corporate and other. The Company utilizes revenues and income (loss) before income taxes to assess the performance of its reportable segments.

Management believes that it is impracticable to allocate specific assets and liabilities related to each business segment. In addition, management does not review balance sheets by business segment as part of their evaluation of operating segment performance. Consequently, no balance sheet segment reports have been presented.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

The following tables present revenues, income (loss) before provision (benefit) for income taxes, interest revenue/income and interest expense for the Company’s reportable segments for the periods presented below (in millions):

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues:
Vacation Interests sales and financing	$180.1	$34.8	$319.3	$163.7
Hospitality and management services	105.3	91.7	207.6	202.7

Total revenues	$285.4	$126.5	$526.9	$366.4

Income (loss) before provision (benefit) for income taxes:
Vacation Interests sales and financing	$66.6	$(21.3)	$74.8	$(168.5)
Hospitality and management services	56.4	55.1	112.8	109.3
Corporate and other	(112.9)	(105.6)	(229.5)	(225.7)

Income (loss) before provision (benefit) for income taxes	$10.1	$(71.8)	$(41.9)	$(284.9)

Interest revenue/income:
Vacation Interests sales and financing	$25.1	$25.8	$50.7	$53.7
Corporate and other	0.2	0.4	0.4	1.3

Total interest revenue/income	$25.3	$26.2	$51.1	$55.0

Interest expense:
Vacation Interests sales and financing	$7.7	$9.3	$16.3	$18.5
Corporate and other	40.4	42.7	80.7	93.8

Total interest expense	$48.1	$52.0	$97.0	$112.3

Note 19 — Subsequent Events

The Company evaluated subsequent events through July 29, 2021, which is the date the financial statements were available to be issued.